Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (No. 333-270511) of our report dated July 13, 2023, with respect to the consolidated financial statements of Nemaura Medical Inc. as of March 31, 2023, and for the year ended March 31, 2023 (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts.”

/s/Weinberg and Company, P.A.

Los Angeles, California

August 3, 2023